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                                    J. W. Evatt                     The Boeing Company
                                    Executive VP, Space & Comms.    1421 Jefferson Davis Highway MC LS-C2
                                    President-Government Sys. &     Suite 200
                                    General Manager-NMD Program     Arlington, VA  22202
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                          December 4, 2001                              Ltr. No. 1-1103-MDS-RHK-066





                          To:          Orbital Sciences Corporation
                                       3380 S. Price Road
                                       Chandler, AZ 85248-3534

[BOEING LOGO]             Attention:   David W. Thompson
                                       Chairman of the Board and Chief Executive Officer

                          Subject:     Terms and Conditions of Potential NMD ABV Subcontract

                          Reference:   Boeing RFP NMD-DJC-2001-00049 (17 August 2001),
                                       Clarification Request 0-164, Financial Condition of OSC


                          Dear Mr. Thompson:

                          The Boeing Company (Boeing) and Orbital Sciences Corporation
                          (Orbital), anticipating that Boeing will enter into negotiations with Orbital for a subcontract on the Ground-based Midcourse
                          Defense Segment (GMDS) (formerly, National Missile Defense or
                          "NMD") Alternate Boost Vehicle (ABV) program, have agreed to include certain terms and conditions identified in this letter in any such subcontract. These terms and conditions are in addition to those identified in the solicitation. This letter is written to confirm and document your agreement with this understanding. If you do agree, please so indicate by
                          executing the acknowledgement at the end of the letter and returning one original to the undersigned.

                          Herein, the term "ABV Replacement Contractor" shall mean Boeing and/or a Boeing-designated third party. The term "transition period" shall mean that time after the Parties hereto agree to transition work under GMDS ABV subcontracts from performance by
                          Orbital to performance by an ABV Replacement Contractor.
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1. Terms and conditions offered by Orbital in response to the referenced
Clarification Request:

   a. Custody of all property in which the government has a vested interest through such FAR clause flow-downs as FAR 52.245-5 [(DoD Deviation) Government Property (Cost-Reimbursement, Time-and-Material, or Labor-Hour Contracts)] will be transferred upon a transition to a Replacement ABV Contractor. Orbital's Launch Systems Group will maintain an effective material control system through which all such property will be segregated or conspicuously marked, to include (but is not limited to) work-in-progress and inventory.

   b. Orbital will provide in place use of Orbital-owned ground support equipment and/or tooling that is necessary to ABV contract deliveries for a period of one year (or such lesser period as required by the ABV Replacement Contractor), during which time the ABV Replacement Contractor shall have the option to purchase all or individual pieces of this equipment or to make other arrangements.

   c. (1) Orbital will deliver all documented intellectual property and data (including, but not limited to, software, drawings, processes, et cetera) in which the Government has a vested interest under the ABV contract, to include items ordered under deferred ordering clauses of the subcontract, to the ABV Replacement Contractor. (2) Orbital will provide access at cost to all company employees who may be able to assist in collation, interpretation, and/or implementation of such intellectual property and/or data. Further, Orbital agrees to permit the ABV Replacement Contractor to recruit and hire Orbital employees assigned to the ABV program during the transition period.

   d. Commencing at the start of any transition period, Orbital will grant Boeing and the ABV Replacement Contractor a License to use all Orbital-owned intellectual property necessary or beneficial to the ABV program on a rent-free basis.

   e. Orbital will make a good faith effort to negotiate into each ABV-unique subcontract the unilateral right to assign such subcontracts to a third party. Orbital will identify Boeing as a third party beneficiary with respect to deliveries for the ABV program in each of its relevant subcontracts.

   f. For subcontract and purchased ABV items that are to be delivered, or are delivered, after a transition occurs, Orbital will


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   redirect or forward the deliveries as specified by ABV Replacement Contractor
   (subject to appropriate payment arrangements).

   g. Orbital agrees, if a transition is to occur and subject to Government approval, to cede or assign any space it has, or is scheduled to use, for ABV in Government facilities, such as Vandenberg Air Force Base Missile Assembly Building, to the ABV Replacement Contractor.

   h. Commencing at the start of any transition period, Orbital will offer to Lease at a market rate portions of its own industrial facilities in Chandler, Arizona to the ABV Replacement Contractor for a period of one year (or such lesser period as required by the ABV Replacement Contractor)

   i. Orbital agrees to continue as long as practicable to support the ABV program on a cost reimbursement basis through any transition period.

2. Additional terms and conditions as agreed between the Parties.

   a. Audit Rights. [1] Seller, if requested by Boeing, shall provide financial data, on a quarterly basis, or as requested by the Boeing Credit Office for credit and financial condition reviews. Said data shall include, but is not limited to, balance sheets, schedule of accounts payable and receivable, major lines of credit, creditors, income statements (profit and loss), cash flow statements, firm backlog, and headcount. Copies of such data are to be made available within seventy-two (72) hours of any written request by Boeing. Boeing shall treat all such information as confidential in accordance with Boeing Procedure. [2] Orbital agrees to grant Boeing, within seventy-two hours of a request by Boeing, on a non-interference basis the right to have access to and the right to audit any directly pertinent books, technical and/or cost documents, papers, and records relating to costs billed on the ABV program.

   b. Option to Escrow Materials. At Boeing's request, Orbital agrees to place in escrow under an escrow agreement approved by Boeing, the cost of which shall be billed to Boeing, the then current versions of software, drawings, and processes [herein referred to as the Escrow Materials] necessary and/or beneficial to the design and the production efforts under the ABV subcontract(s) issued by Boeing to Orbital. The Escrow Materials to be stored by the Escrow Agent. One copy of the most current version of each item of Escrow Material will be provided to the Escrow Agent, including, but not

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   limited to, support materials such as existing annotated source code listings, flow charts, decision tables, schematics, drawings, specifications, documentation, design details, and other related documents and all technology necessary to understand the design, structure, and implementation of the Orbital deliverables as produced by Orbital under the ABV subcontract. Escrow Materials will be subject to release to Boeing by the Escrow Agent upon Boeing's request and (1) agreement of the Parties, or (2) the filing of a voluntary or involuntary petition in bankruptcy.

   c. Right of First Refusal. In the event financial conditions warrant, e.g. in the event of a voluntary bankruptcy or to preempt an involuntary bankruptcy, Orbital grants to Boeing a right of first refusal to acquire title to the assets and/or facilities, and Licenses to use intellectual property and data, that are necessary or beneficial in the production of the Orbital ABV.

If you have any questions or other comments, please contact either the undersigned at (703) 872-5952 or Richard Kaake at (703) 413-6487.

Sincerely yours,


/s/ J.W. EVATT
J.W. Evatt
Executive Vice President & General Manager
Missile Defense Systems
The Boeing Company




Acknowledged as what will be included in any ABV subcontract:


/s/ DAVID W. THOMPSON
David W. Thompson
Chairman of the Board & Chief Executive Officer
Orbital Sciences Corporation